UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2017 (October 4, 2017)

Plains GP Holdings, L.P.

(Exact name of registrant as specified in its charter)

DELAWARE	1-36132	90-1005472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report):  Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On October 4, 2017, the registrant’s consolidated subsidiary, Plains All American Pipeline, L.P. (“PAA”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale by PAA, and purchase by the Underwriters, of 800,000 of PAA’s 6.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series B Preferred Units”) at a price to the public of $1,000 per Series B Preferred Unit (the “Offering”).

The Series B Preferred Units are being offered and sold under PAA’s shelf registration statement on Form S-3 (Registration No. 333-207139), as amended by Post-Effective Amendment No. 1 thereto filed with the Securities and Exchange Commission on October 2, 2017. PAA does not intend to apply for the listing of the Series B Preferred Units on any securities exchange.

In connection with the closing of the Offering, PAA GP LLC, the registrant’s consolidated subsidiary and the general partner of PAA (the “General Partner”), will execute the Seventh Amended and Restated Agreement of Limited Partnership of PAA (the “Seventh A&R PAA Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Series B Preferred Units.

The Series B Preferred Units will rank senior to (i) common units representing limited partner interests in PAA and  (ii) each other class or series of limited partner interests or other equity securities in PAA that may be established after the original issue date of the Series B Preferred Units (the “Original Issue Date”) and that is not expressly made senior to or pari passu with the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Junior Securities”). The Series B Preferred Units will rank pari passu with (i) PAA’s outstanding Series A Convertible Preferred Units (the “Series A Preferred Units”) and (ii) each other class or series of limited partner interests or other equity securities in PAA that may be established after the Original Issue Date that is not expressly made senior or subordinated to the Series B Preferred Units as to the payment of distributions and amounts payable on a liquidation event (the “Parity Securities”). The Series B Preferred Units will rank junior to (i) all of PAA’s existing and future indebtedness and other liabilities with respect to assets available to satisfy claims against PAA and (ii) each other class or series of limited partner interests or other equity securities in PAA established after the Original Issue Date that is expressly made senior to the Series B Preferred Units as to the payment of distributions and amounts payable upon a liquidation event (the “Senior Securities”).

Distributions on the Series B Preferred Units will accrue and be cumulative from the Original Issue Date and will be payable semi-annually in arrears on the 15th day of May and November through and including November 15, 2022 commencing on November 15, 2017 and after November 15, 2022, quarterly in arrears, on the 15th day of February, May, August, and November of each year (each, a “Distribution Payment Date”) to holders of record as of the close of business on the first business day of the month of the applicable Distribution Payment Date, in each case, when, as, and if declared by the General Partner out of legally available funds for such purpose.  A pro-rated initial distribution on the Series B Preferred Units will be payable on November 15, 2017 in an amount equal to approximately $5.9549 per Series B Preferred Unit.  If any Distribution Payment Date otherwise would fall on a day that is not a business day, declared distributions will be paid on the immediately succeeding business day without the accumulation of additional distributions.

The initial distribution rate for the Series B Preferred Units from and including the Original Issue Date to, but not including, November 15, 2022 will be 6.125% per annum of the $1,000.00 liquidation preference per Series B Preferred Unit (equal to $61.25 per Series B Preferred Unit per annum). On and after November 15, 2022, distributions on the Series B Preferred Units will accumulate for each distribution period at a percentage of the liquidation preference equal to the three-month LIBOR plus a spread of 4.11%.

PAA will not declare or pay or set aside for payment full distributions on the Series B Preferred Units or any Parity Securities (including the Series A Preferred Units) for any distribution period unless (i) full cumulative distributions have been paid or provided for on the Series B Preferred Units and any Parity Securities through the most recently completed distribution period for each such security and (ii) at the time of the declaration of distributions on the Series B Preferred Units or the Parity Securities, as applicable, the General Partner expects to have sufficient funds to pay the next distribution on the Series B Preferred Units and any Parity Securities in full

(regardless of the relative timing of such distributions).  To the extent distributions will not be paid in full on the Series B Preferred Units, the General Partner will take appropriate action to ensure that all distributions declared and paid upon the Series B Preferred Units and any Parity Securities will be reduced, declared and paid on a pro rata basis on their respective payment dates.

PAA will not declare or pay, or set aside for payment, distributions on any Junior Securities (other than a distribution payable solely in Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid on all outstanding Series B Preferred Units and any Parity Securities (including the Series A Preferred Units) through the most recently completed respective distribution periods.  To the extent a distribution period applicable to a class of Junior Securities or Parity Securities is shorter than the distribution period applicable to the Series B Preferred Units (e.g., quarterly rather than semi-annual), the General Partner may declare and pay regular distributions with respect to such Junior Securities or Parity Securities so long as, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full distribution in respect of the Series B Preferred Units on the next successive Distribution Payment Date.

The Series B Preferred Units will not have a stated maturity and will not be subject to mandatory redemption or any sinking fund. The Series B Preferred Units will remain outstanding indefinitely unless repurchased or redeemed by PAA. The Series B Preferred Units may be redeemed by PAA at its option (i) following the occurrence of certain ratings agency events, in whole but not in part, at a redemption price in cash of $1,020.00 per Series B Preferred Unit (102% of the liquidation preference of $1,000.00) plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared, or (ii) at any time on or after November 15, 2022, in whole or in part, at a redemption price in cash of $1,000 per Series B Preferred Unit plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of redemption, whether or not declared. Any such redemption would be effected only out of funds legally available for such purposes and would be subject to compliance with the provisions of PAA’s outstanding indebtedness.

Holders of Series B Preferred Units will generally have no voting rights, except for limited voting rights with respect to (i) potential amendments to the Seventh A&R PAA Partnership Agreement that would have a material adverse effect on the existing preferences, rights, powers or duties of the Series B Preferred Units, (ii) the creation or issuance of any Parity Securities if the cumulative distributions payable on then outstanding Series B Preferred Units are in arrears, (iii) the creation or issuance of any Senior Securities and (iv) the payment of distributions to PAA’s common unitholders out of capital surplus.

The closing of the Offering is expected to occur on October 10, 2017, subject to customary closing conditions. PAA expects to receive net proceeds from the Offering of approximately $787.8 million (after deducting Underwriters’ discounts and the estimated expenses) and intends to use such net proceeds to repay amounts outstanding under its credit facilities and commercial paper program and for general partnership purposes, which may include, among other things, repayment of indebtedness, acquisitions, capital expenditures and additions to working capital.

The Underwriting Agreement contains customary representations, warranties and agreements by PAA, and customary termination provisions, and it provides that the obligations of the Underwriters to purchase the Class B Preferred Units are subject to customary closing conditions.  The Underwriting Agreement also includes customary indemnification provisions pursuant to which PAA has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to PAA’s Current Report on Form 8-K filed as of the date hereof and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
1.1

Underwriting Agreement, dated October 4, 2017, by and among Plains All American Pipeline, L.P. and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (incorporated by reference to Exhibit 1.1 of Plains All American Pipeline, L.P.’s Current Report on Form 8-K filed on October 6, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS GP HOLDINGS, L.P.

By:	PAA GP HOLDINGS LLC, its general partner

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President, General Counsel and Secretary

Date: October 6, 2017